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                       Internet Financial Services Inc.
                  Computation of EPS - Treasurey Stock Method
                             Three Month Calculation
                                 March 31, 1999


                                                                    Diluted EPS
                                                                    -----------

Weighted average number of common shares outstanding                  5,595,821
Net income for the period                                               $89,864

Average number of  shares under options outstanding                     266,200

Option price per share                                              $2.00-$5.00

Proceeds upon exercise of options                                      $789,500

Market price of stock: Assumed average                                    $7.00
                                                                    ------------

Treasury shares that could be repurchased with proceeds
    (Proceeds/Assumed Average Price)                                    112,786

Excess shares under option plan, over treasury shares
    that could be repurchased                                           153,414
                                                                    ============
Common stock equivalent shares                                          153,414

Average number of common shares outstanding                           5,595,821

Total average number of common and common
     equivalent shares                                                5,749,235
                                                                    ============
Diluted EPS                                                               $0.02
                                                                    ============